Exhibit 21.1

Subsidiaries of Nexeo Solutions, Inc.

Entity	Jurisdiction of Formation
Nexeo Solutions, LLC	Delaware
Nexeo Solutions Sub Holding Corp.	Delaware
Nexeo Solutions Finance Corporation	Delaware
Nexeo Solutions Mexico Holdings, LLC	Delaware
Nexeo Solutions Pico Holdings, LLC	Delaware
Nexeo Solutions Singapore Pte. Ltd.	Singapore
Nexeo Solutions Hong Kong Limited	Hong Kong
Nexeo Solutions Canada Corp.	Canada
Nexeo Solutions Puerto Rico, LLC	Puerto Rico
Nexeo Solutions Cayman Holding Co. Ltd.	Cayman Islands
Nexeo Solutions Mexico S. de R.L. de C.V.	Mexico
Nexeo Solutions Services Mexico S. de R.L. de C.V.	Mexico
Nexeo Solutions Luxembourg Holding Co. S.a.r.l.	Luxembourg
Accolade European Holding Co. B.V.	Netherlands
Nexeo Solutions Danmark ApS	Denmark
Accolade France SAS	France
Accolade Plastics Ireland Limited	Ireland
Nexeo Solutions Europe B.V.	Netherlands
Nexeo Solutions Poland Sp. z o.o.	Poland
Nexeo Solutions RUS LLC	Russia
Nexeo Solutions Sweden AB	Sweden
Accolade Finland OY	Finland
Nexeo Solutions Germany GmbH	Germany
Nexeo Solutions Italy S.r.l.	Italy
Accolade Portugal, Unipessoal Limitada	Portugal
Nexeo Solutions Spain S.L.	Spain
Nexeo Solutions Plastics UK Limited	United Kingdom
Pacific Sky (H.K.) Ltd.	Hong Kong
Nexeo Solutions Trading (Shanghai) Company Limited	China
Nexeo Solutions Chemicals Trading (Shanghai) Company Limited	China
Nexeo Plaschem (Shanghai) Co., Ltd.	China
Nexeo Solutions Asia Limited	Hong Kong
Chemical Specialists and Development, LLC	Delaware
Startex Chemical, LLC	Delaware
Startex Distribution West, LLC	Delaware
Archway Sales, LLC	Delaware
TPG Accolade Delaware, LLC	Delaware
Nexeo Solutions Holdings, LLC	Delaware